Exhibit 10.8

CONFIDENTIAL

PROFUSA, INC.

AMENDMENT NUMBER ONE TO

BINDING TERM SHEET FOR APAC JOINT VENTURE

This Amendment Number One to the prior Binding Term Sheet for APAC Joint Venture (this “Amendment No.1”) is made and entered into as of [           ], 2023 (the “Effective Date”) by and among PROFUSA, Inc, a California Corporation (“Company”), Carbis Bay Limited (or its Affiliates) (“Carbis Bay”), BC hSensor Limited (or its Affiliates) (“BC”) and Tasly Holding Group Co. Ltd (or its wholly owned Affiliates) (“Tasly”, and together with Carbis Bay and BC, the “Investors”). The Company, Carbis Bay, BC and Tasly are hereinafter referred to individually as a “Party” or collectively as the “Parties”.

WHEREAS, the Parties have entered into a Binding Term Sheet for APAC Joint Venture dated September 8, 2020 (the “Term Sheet”);

WHEREAS, the Parties now intend that (i) the Company shall set up a wholly-owned subsidiary in Singapore (the “JV”) to develop and commercialise the Licensed Products (as defined below) in Asia Pacific, (ii) the Company shall grant to the JV a License (as defined below), which shall be a capital contribution by the Company to the JV, (iii) Tasly shall acquire 60% of the issued share capital of the JV from the Company (being the Equity Transfer as defined below) subject to the satisfaction of Conditions Precedent (as defined below), (iv) the Investors shall have the right to subscribe for preference shares in the JV subsequent to the Equity Transfer, on the terms and conditions described in the Term Sheet as amended by this Amendment No. 1; and

WHEREAS, the Parties hereto wish to amend the Term Sheet on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the Parties hereto agree to amend the Term Sheet as follows:

1.	Definitions and Interpretation.

a.	Capitalized terms used in this Amendment No.1 without definition bear the meaning ascribed to them in the Term Sheet.

b.	All references in this Amendment No.1 and in the original Term Sheet to the “Term Sheet” shall refer to the Term Sheet as amended by this Amendment No.1.

c.	As used in this Term Sheet, “Affiliates” means, with respect to any Party, any natural person or legal entity which controls, is controlled by, or is under common control with that Party. However, for the purpose of this Term Sheet only, the Company’s Affiliates shall not include the JV, the JV’s Affiliates, Tasly, and Tasly’s Affiliates.

2.	Amendments to the Term Sheet.

JV Incorporation

The “JV Incorporation” provisionof the Term Sheet is hereby replaced in its entirety with the following:

The Company shall incorporate a fully-owned subsidiary (the “JV”) under the laws of Singapore as soon as practically feasible after the execution of this Amendment No.1. The share capital of the JV shall initially be in the amount of US$50,000 represented by 50,000 ordinary shares and which shall be fully paid-up by the Company upon establishment of the JV. The Company shall provide the other Parties with copies of the relevant filings and other documents (including the register of members and bank balance) evidencing the incorporation and capitalization of the JV as soon as possible after such filings and other documents become available.

The “Licensed Products”, “Tissue-Integrating Biosensor Componenf’, “External Reader Componenf’, “External Injector Componenf’ and “Data Analysis Componenf’ provisions of the Term Sheet are hereby replaced in its entirety with the following:

Licensed Products	a.	Lumee Glucose. The “Lumee Glucose” shall mean a medical device composed of a glucose biosensor system with all the Components (as defined below) developed by the Company and/or its Affiliates for use in continuous monitoring of glucose for the diagnosis, mitigation, treatment and prevention of diabetes, and the high-level description of such medical device shall be the Annex I to this Term Sheet. The Lumee Glucose shall include all the improved versions developed by the Company and/or its Affiliates, except that this shall not cover any proprietary IP or improved versions solely created under a collaboration between the Company and any Unrelated Third Party (including DARPA, NIH, and other governmental authorities) which is subject to any restrictions under any Unrelated Third Party agreements. The Lumee Glucose is expected to begin the pivotal clinical trial in mid-2023 in the United States of America.

b.	Lumee Oxygen. The “Lumee Oxygen” shall mean a medical device composed of an oxygen biosensor system with all the Components (as defined below) developed by the Company and/or its Affiliates for use in any type of application, and the high-level description of such medical device shall be the Annex II to this Term Sheet. The Lumee Oxygen shall include all the improved versions developed by the Company and/or its Affiliates, except that this shall not cover any proprietary IP or improved versions solely created under a collaboration between the Company and any Unrelated Third Party which is subject to any restrictions under any Unrelated Third Party agreements. The Lumee Oxygen has obtained the CE certificate (the certificate No. is 38527) by the Company in 2020 and is expected to submit to FDA for approval at the end of Q2 in 2023 in the United States of America.

The Lumee Glucose (including all the improved versions) and the Lumee Oxygen (including all the improved versions) shall be collectively referred to as the “Licensed Products” in this Term Sheet.

As used in this Term Sheet, “Components” means any and all components used in the Lumee Glucose and in the Lumee Oxygen, including but not limited to hydrogel sensor, optical reader, APP and sensor injector.

Licensed IP

The Term Sheet is hereby amended to include the following:

As used in this Term Sheet, “Licensed IP” means all data and intellectual properties (including but not limited to patents, trademarks, software copyrights, know-how, production processes, and etc.) used by or related to the Licensed Products (including all the Components) owned, or in-licensed from an Unrelated Third Party and permitted to be made available to the JV and Tasly under this Term Sheet, by the Company and/or its Affiliates whether issued, registered or in application. The Company shall provide a detailed list of all items of the Licensed IP as Annex III to this Term Sheet.

Notwithstanding anything to the contrary contained in this Term Sheet, regarding any IP jointly owned by the Company with a Third Party, or owned by a Third Party that is licensed to the Company, or developed by the Company based on the authorization of certain background IP owned by a Third Party (collectively referred to as the “Third-Party Related IP”, if any), if it is necessary for the JV to use such Third-Party Related IP for the purpose of developing, registering, manufacturing, assembling, selling, promoting and/or commercializing the Licensed Products in all country and districts in Asia Pacific (the “License Purpose”), the Company is obliged to request the relevant Third Party to license to the JV such Third-Party Related IP in accordance with the terms and conditions agreed in this Term Sheet (including to permit the JV to sub-license to Tasly such Third-Party Related IP in accordance with the terms and conditions agreed in this Term Sheet).

License

The “License” provision of the Term Sheet is hereby replaced in its entirety with the following:

The Company grants to the JV an irrevocable, exclusive (except as set forth in the next paragraph), perpetual, sub-licensable and assignable license in Asia Pacific regarding the following rights upon the establishment of the JV: (i) the rights to use, implement, develop and improve the Licensed IP; (ii) the rights to develop, manufacture, register (as the market authorization holder), distribute, sell, and promote the Licensed Products (the “License”). For the avoidance of doubt, the Company shall enter into a written licensing agreement (the “LA”) with the JV regarding the License and the LA shall be one of the Transaction Documents. The LA shall only be capable of being terminated at the sole discretion of the JV. The License to the JV shall be sub-licensable and assignable to any party at the sole discretion of the JV, provided that such sub-licensees or transferees shall not be the competitors, as listed by the Company in the LA, of the Company.

Unless otherwise stipulated in this Term Sheet or the LA, during the term when Tasly or its Affiliates hold any interests in the JV, without the prior written consent of the JV and Tasly, the Company shall not directly or indirectly (such as by making authorization to its Affiliates or any Third Party) commercialize, promote, distribute, sell, offer to sell, or have sold Licensed Products or any products similar in form and function to the Licensed Products in Asia Pacific in any form, but the JV and Tasly acknowledge and agree that:

(i)

the Company is permitted to engage in activities solely related to research, development and clinical trials with respect to the Licensed Products in Asia Pacific as part of a global study and the Company shall inform the JV and Tasly of the aforesaid activities they plan to involve in advance; and

(ii)

the Company is entitled to manufacture the Licensed Products in Asia Pacific solely for the benefit of commercialization outside of Asia Pacific provided that: (a) the Company shall inform the JV and Tasly of the identity and basic information of the manufacturing partner (the “Manufacturer”) in advance; and (b) the Company shall be obliged to request the Manufacturer to accept the commission from JV or Tasly (if any) on terms and conditions not inferior to those offered to the Company to manufacture the Licensed Products.

The Company shall assist the JV and its Affiliates in obtaining the market authorization of the Licensed Products and developing the corresponding manufacturing capability in Asia Pacific. Based on the requirement of the JV or Talsy, the Company shall supply the JV and/or Tasly with the relevant Components on price and terms no less favorable than the lowest price paid by a Third Party for Component purchases of similar volumes and related financial terms and conditions, before the JV and/or Tasly is capable to manufacture the Licensed Products and all the Components.

In the event that the JV or its Affiliates, or Tasly or its Affiliates, make any modifications or improvements to the Licensed Products and generate any new intellectual property based on the Licensed IP independently, such new intellectual property shall be owned by the JV, but the JV agrees to grant to the Company a non-exclusive license to use such new intellectual property to commercialize the Licensed Products outside Asia Pacific.

As used in this Term Sheet, “Unrelated Third Party” means any person or entity other than the Company, the JV, the Investors, or any of its or their Affiliates (including DARPA, NIH and other governmental authorities). A “Third Party” means any person or entity other than the Company, the JV, or the Investors.

The Term Sheet is hereby amended to include the following:

Conditional upon the Valuation CP (as defined below) being satisfied, the JV shall issue new ordinary shares of the JV with an aggregate value of US$10,000,000 as an up-front lump-sum consideration of the License which shall be deemed to be fully paid-up upon issuance (the “LA Consideration Shares”).

The Parties agree in principle that, following the grant of the License, the JV shall pay the Company the licensing fees in accordance with the following terms. Specific payment terms of the licensing fees shall be subject to those provided in the LA. In principle, the Parties agree that for Licensed Products:

Consideration of the License	a.

if the JV successfully commercializes Lumee Glucose and Lumee Oxygen in Asia Pacific, then a royalty of 5% of Net Sales (as defined below) generated from such Licensed Products shall be payable by the JV to the Company, provided that such 5% of Net Sales shall be deducted from the dividend to be distributed to the Company in accordance with the relevant constitutional documents of the JV and the applicable laws; and

b.

if the JV successfully sub-licenses Lumee Glucose and Lumee Oxygen to any Unrelated Third Party in Asia Pacific, and as a result the JV obtains any royalties, sub-licensing fees, upfront payments or milestone payments from such sub-license, then 30% of such proceeds (split on an after-tax basis) received by the JV shall be payable to the Company.

For the avoidance of doubt, the Parties further agree that (i) the aforesaid 30% shall be calculated on an after-tax basis i.e. the net proceeds amount received by the JV after deducting any tax incurred on receipt of such proceeds and (ii) for any additional tax liability (including any withholding tax) incurred by the JV for paying any proceeds to the Company, the Company will bear its proportionate share (based on fully diluted equity) of such tax liability and such tax amount shall be reduced accordingly from the actual proceeds payable by the JV to the Company.

“Net Sales” means the gross amounts invoiced or otherwise billed by the JV, its Affiliates or by its or their sub-licensees to an Unrelated Third Party for sales of the Licensed Products in Asia Pacific, less the following deductions to the extent included in the gross invoiced price for the Licensed Products or otherwise directly paid or actually incurred by the JV or its Affiliates, or by its or their sub-licensees:

a.	trade, quantity and cash discounts;

b.	discounts, refunds, rebates, chargebacks, and price adjustments;

c.	product returns (including by recall);

d.	freight, insurance and handling fees not paid by the customer; and

e.	any tax or other expenses imposed on and directly related to the sale of the Licensed Products, including without limitation, sales or value added taxes.

Evaluation of the License

The Term Sheet is hereby amended to include the following:

As one of the Conditions Precedent (as defined below), based on the execution of the LA and the accomplishment of the registration or filing procedure to competent authorities of the Licensed IP regarding the License, the Company and the JV shall provide Tasly with a valuation report (the “Valuation Report”) in respect of the License issued by an independent third-party valuation firm recognized by Tasly and the Company.

Sub-license to Tasty

The Term Sheet is hereby amended to include the following:

As one of the Conditions Precedent (as defined below), the Company agrees that the JV enters into a legally binding licensing agreement (the “SLA”) with Tasly where the JV grants to Tasly a free-of-charge, exclusive, perpetual, sub-licensable and transferable license in China regarding the following rights: (i) the rights to use, implement, develop and improve the Licensed IP; (ii) the rights to develop, manufacture, register, distribute, sell, and promote the Licensed Products. The Company and the JV shall assist Tasly and its Affiliates in obtaining the market authorization of the Licensed Products and developing the corresponding manufacturing capability in China. For the avoidance of doubt, the SLA shall be one of the Transaction Documents.

Equity Transfer	The Term Sheet is hereby amended to include the following:

Subject to the satisfaction of all the Conditions Precedent (as defined below) unless waived by Tasly at its sole discretion in writing, Tasly agrees to purchase such number of ordinary shares of the JV held by the Company representing 60% of the total issued share capital of the JV (the “Equity Transfer”), for a purchase price equal to USD 6,000,000 (the “Transfer Consideration”) and Tasly and the Company shall execute an equity transfer agreement (the “ETA”) correspondingly.

The Parties agree that the closing of the Equity Transfer shall be subject to the satisfaction of at least each of the following conditions (the “Conditions Precedent”):

a.	The due diligence (including legal, finance and business) on the Company and the JV have been completed and Tasly is satisfied with the results of due diligence (the Parties agree that the due diligence can be carried out immediately after the proper execution of this Amendment No.1);

b.	The Valuation Report has been provided to and recognized by Tasly and the Valuation Report has shown that the value of the License to be no less than US$10,000,000 (the “Valuation CP”);

c.	Tasly has obtained all of the required governmental and regulatory consents and approvals from the competent authorities for the Equity Transfer;

d.	The LA and the SLA have been duly executed and the licenses duly granted under the LA and the SLA have become effective;

e.	The LA Consideration Shares have been duly issued by the JV to the Company;

f.	No breach by the Company of any representations, warranties or undertakings set out in this Term Sheet;

g.	No laws, regulations, regulatory or policy documents have been promulgated, or are foreseeable to be promulgated, to have material and adverse effect on the implementation of the Equity Transfer or any Transaction Document; and

h.	No agreements, documents or instruments to which the Company or its Affiliates is a party or by which any of the Company’s assets or properties are bound, have material and adverse effect on the implementation of the Equity Transfer or any Transaction Document.

In the event that any of the Conditions Precedent has not been satisfied or waived by Taslv at its sole discretion within 3 months after the Effective Date of this Amendment No.1 (unless extended by Tasly at its sole discretion) except the above-mentioned unsatisfaction is directly or indirectly as a result of any act, error or omission by Tasly, Tasly may terminate this Term Sheet by giving written notice to the other Parties, and no Party shall have any claim under this provision against any other Party. Immediately after the consummation of the Equity Transfer, the pro forma capitalization table of the JV shall be as follows:

No:	Name of Shareholders	Class of Shares	Shareholding Percentage
1	Company	Ordinary shares	40%
2	Tasly	Ordinary shares	60%

A shareholders’ agreement among the Company, Tasly and the JV reflecting the intentions of the parties in respect of the JV and the terms of this Term Sheet (to the extent applicable) shall be entered into and become one of the Transaction Documents.

Subsequent Right of Subscription

The “Subsequent Right of Subscription” provision of the Term Sheet is hereby replaced in its entirety with the following:

Within 18 months after the completion of the Equity Transfer and no later than 36 months after the execution of this Amendment No. 1, the Investors shall have the right to subscribe for series A preference shares of the JV for the first financing at a pre-monetary valuation of $10 million (the “Series A Subscription”). For the avoidance of doubt, the definition of the completion of the Equity Transfer shall be subject to the ETA separately entered into by Tasly and the Company.

The funding of such investment amount by the Investors shall always be allocated among the Investors based on the following ratio (the “Allocation Basis”):

Investor	Ratio
Carbis Bay	24.95%
BC (or designee of 3E Bioventures Partners, LLC)	24.95%
Tasly	50.10%

The “Intellectual Property” provision of the Term Sheet is hereby replaced in its entirety with the following:

The Company represents and warrants to the other Parties that to its knowledge and as of the effective date of the Term Sheet and the effective date of each of the relevant Transaction Documents:

a.	The Company is the sole owner of all Licensed IP which are free of any restrictions or encumbrance;

	b.	The use and exploitation by the JV and/or Tasly of any parts of the Licensed IP in the manner authorized by the license grants hereunder will not infringe, misappropriate, damage or violate any rights of any Third Party in Asia Pacific;

	c.	The License to be granted to the JV by the Company and/or its Affiliates will not cause any breach, violation, infringement or otherwise default under any documents or agreements to which the Company or its Affiliates is a party;

Intellectual Property	d.	The Licensed IP to be licensed by the Company to the JV includes all intellectual property and data owned or controlled by the Company or its Affiliates required for the commercialization of the Licensed Products and is sufficient to enable the JV to achieve all License Purpose; and

	e.	No Licensed IP has been licensed to any Third Party in Asia Pacific in advance and no Licensed IP has already been registered or applied for registration in advance by any Third Party in Asia Pacific, which will prevent the JV from operating the License fully and freely.

The Company shall be responsible for maintaining the Licensed IP and the Company shall not discontinue, terminate or cancel any Licensed IP at any time without the written consent of the JV in advance. However, the JV shall reimburse the reasonable cost and expense incurred by the Company for such maintenance in Asia Pacific upon approval by the JV.

The Company shall provide reasonable assistance to the JV and/or Tasly in the case of sublicense for any Third Party claim or litigation on any intellectual property dispute concerning the Licensed Products and Licensed IP in Asia Pacific and shall indemnify the JV and/or Tasly in the case of sublicense for any losses suffered thereof and payable by the JV and/or Tasly in the case of sublicense to any Third Party arising or resulting from any breach by the Company under this Term Sheet and the Transaction Documents, including the breach of the Company’s representation and warranties under this Term Sheet and the Transaction Documents, including with respect to the intellectual property as set forth above.

The Company undertakes to the other Parties that from the Effective Date until such time as the License is fully and effectively granted to the JV pursuant to the LA or this Term Sheet is terminated in accordance with its terms (whichever is the earlier), and other than the License, the Company shall not enter into any agreement with any person regarding the grant or transfer of the following rights: (i) the rights to use, implement, develop and improve the Licensed IP in Asia Pacific; (ii) the rights to develop, register, distribute, sell, and promote the Licensed Products in Asia Pacific.

Export Control

The Term Sheet is hereby amended to include the following:

The Company represents and warrants to the other Parties that to its knowledge and as of the effective date of the Term Sheet and the effective date of each of the relevant Transaction Documents, the License granted by the Company to the JV and the license granted by the JV to Tasly, are not and will not be subject to any applicable export laws and regulations promulgated or that are published in draft form for public review and comment.

JV Board Governance

The “JV Board Governance” provision of the Term Sheet is hereby replaced in its entirety wih the following:

Concurrently upon the Equity Transfer, the board of directors of the JV (the “Board”) shall be constituted of five (5) members within which three (3) directors shall be appointed by Tasly and two (2) directors shall be appointed by the Company.

Immediately upon Carbis Bay and BC becoming shareholders of the JV, each of Carbis Bay and BC shall be entitled to appoint to the Board one (1) observer.

Any change to the composition of the Board shall be approved by at least Tasly and the Company.

The “Protective Provisions” of the Term Sheet is hereby replaced in its entirety with the following:

	a.	Shareholders’ meeting

Except as otherwise set out in this Term Sheet or otherwise required by the applicable laws of Singapore, all matters to be approved by shareholders of the JV or which are to be adopted at the Shareholders’ meeting of the JV shall be approved and adopted if Shareholders representing more than 50% of the voting shares of the JV approve or vote in favour of such matter.

b.	Board meeting

Except as otherwise set out in this Term Sheet or otherwise required by the applicable laws of Singapore, the adoption of other matters subject to resolutions by the Board shall require affirmative votes of more than half of the directors present at the meeting.

An affirmative vote of at least one (1) director appointed by the Company shall be required for:

	(a)	Deemed Liquidation Event: Any Deemed Liquidation Event as defined in the Term Sheet;

Protective Provisions	(b)	Dividends; Redemptions: Declaration or payment of certain dividends, and certain redemption or purchase of securities;

	(c)	Affiliate Transactions: Any modification, termination or entering into transactions with persons or entities that are not Unrelated Third Party;

	(d)	Business: Entry into any material new line of business or material changes to the business of the JV which have not been approved as part of the JV’s annual business plan or budget;

	(e)	Assets: Any sale or encumbrance of substantially all of the assets or securities of the JV and its subsidiaries;

	(f)	Change of Control: Any merger, consolidation, recapitalization or reorganization of the JV and its subsidiaries or any sale or exclusive license of all or substantially all of the assets of the JV and its subsidiaries;

	(g)	Corporate Liquidation: Any voluntary liquidation, dissolution or winding up of the JV or its subsidiaries.

Drag-Along Rights

The “Drag-Along Rights” provision of the Term Sheet is hereby replaced in its entirety with the following:

Each shareholder shall be required to enter into an agreement providing that in the event that the holders (including at least one Investor) of not less than 50% of the outstanding shares (on a fully-diluted and as-converted basis) of the JV propose to sell the JV to any Third Party, whether by merger, sale of assets, sale of stock or otherwise, such holder shall take all measures and execute all necessary documents to give effect to such sale, including sell all of its shares in the JV, and shall waive all applicable dissenters’ and appraisal rights, subject to customary conditions.

Information Rights & Registration Rights & Preemptive Rights & Tag Along Rights

In respect of the provisions of “Information Rights”, “Registration Rights”, “Preemptive Rights” and “Tag-Along Rights”, references to:

“the Company and holders of Series A preference shares”,

shall be replaced with:

“the Company, Tasly and holders of Series A preference shares (if and to the extent the Series A Subscription is consummated)”.

Transfer Restrictions

The “Transfer Restrictions” provision of the Term Sheet is hereby replaced in its entirety with the following:

The JV will have a right of first offer on any proposed transfers by any shareholder, by way of a share buy-back or other appropriate and customary mechanism. If, or to the extent, the JV elects not to exercise this right, the Company, Tasly and holders of Series A preference shares (if and to the extent the Series A Subscription is consummated) will have a right of first offer, on a pari passu basis, with respect to such offered shares. In the event such offered shares are not acquired in full by the other existing shareholders of the JV, the shareholder proposing to transfer its shares may transfer the remaining offered shares to any person provided always that no transfers of shares may be made to any competitor of Tasly or of the JV. Transfers by holders to immediate family members, trusts or other entities for estate planning purposes or to other customer permitted transferees shall be permitted transfers exempt from the right of first offer.

Transaction expenses

The “Transaction Expenses” provision of the Term Sheet is hereby replaced in its entirety with the following:

The cost and expenses incurred for the purpose of the incorporation of the JV and the Series A Subscription shall be borne by the JV. For the avoidance of doubt, the cost and expenses incurred in relation to the grant of the License shall be borne by the Company.

Governing Law and Dispute Resolution

The “Governing Law and Dispute Resolution” provision of the Term Sheet is hereby replaced in its entirety with the following:

This Term Sheet shall be governed by and construed in accordance with the laws of Singapore. Any dispute arising out of or in connection with this Term Sheet, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration administered by the Singapore International Arbitration Centre in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this clause.

Board Approval & Seed Capital & Right of First Negotiation of Tasly	The provisions of “Board Approval”, “Seed Capital’, and “Right of First Negotiation of Tasly” in the original Term Sheet are hereby deleted in their entirety.

3.	Effectiveness.

a.	This Amendment No.1 will be effective as of the Effective Date. If any of the Transaction Documents has not been executed and/or the Company has not set up a JV in Singapore by the expiration of 12 months from the Effective Date, this Term Sheet shall terminate automatically at its time, unless the validity of this Term Sheet is extended by a written amendment otherwise executed by the Parties; provided, however, if any Transaction Documents are under negotiation upon the expiration of 12 months from the Effective Date, this Term Sheet shall maintain long-term effect.

b.	The Transaction and Transaction Documents for the JV shall include the terms set forth in this Amendment No.1, and except as amended hereby, the Term Sheet remains in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Term Sheet or of any other Transaction Documents or as a waiver of or consent to any further or future action on the part of either Party that would require the waiver or consent of the other Party.

c.	On and after the Effective Date, all references in this Amendment No.1 and in the original Term Sheet to the “Term Sheet” shall refer to the Term Sheet as amended by this Amendment No.1.

4.	Miscellaneous.

a.	This Amendment No.1 and all related documents, and all matters arising out of or relating to the making or performance of this Amendment No.1, shall be governed by and construed in accordance with the laws of Singapore.

b.	This Amendment No.1 shall inure to the benefit of and be binding upon each of the Parties and each of their respective successors.

c.	In the event of a conflict between this Amendment No.1 and the Term Sheet, this Amendment No.1 shall prevail.

d.	This Amendment No.1 may be signed in two or more counterparts (including by means of telecopied signature pages), any one of which needs not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same agreement.

(No text follows)

IN WITNESS whereof the Parties hereto executed this Amendment No.1 to Binding Term Sheet for APAC Joint Venture the day and year written above.

PROFUSA, Inc.

By:
Name:	Ben Hwang
Title:	Chief Executive Officer

Tasly Holding Group Co. Ltd

By:
Name:	[*]
Title:	[*]

Carbis Bay Limited

By:
Name:	Benny Chong
Title:	Director

BC hSensor Limited

By:	/s/ Qianye Karen Liu
Name:	Qianye Karen Liu
Title:	Director

IN WITNESS whereof the Parties hereto executed this Amendment No.1 to Binding Term Sheet for APAC Joint Venture the day and year written above.

PROFUSA, Inc.

By:	/s/ Ben Hwang
Name:	Ben Hwang
Title:	Chief Executive Officer

Carbis Bay Limited

By:
Name:	VMS Corporate Services Limited
Title:	Director

BC hSensor Limited

By:
Name:	Qianye Karen Liu
Title:	Director